EXHIBIT 99.1

News Release

170 Mt. Airy Road Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000

PRESS RELEASE

Investors: Jonathan Birt / John Capodanno
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES UPDATES GUIDANCE FOR FULL YEAR 2005

BASKING RIDGE, N.J., February 6, 2006 — Hooper Holmes, Inc. (AMEX: HH) today announced revised guidance – from that communicated in early October 2005 – for the year ended December 31, 2005. The Company now expects to incur a loss of between $.03 and $.06 per diluted share for fiscal 2005, inclusive of certain charges, in the aggregate amount of approximately $1.9 million, described below. The Company’s prior guidance indicated expected earnings per diluted share of $.07 to $.09 for fiscal 2005. The revised EPS estimate is exclusive of an expected goodwill and intangible asset impairment charge, discussed below. Revenues are now expected to be $315-$320 million (revised from the prior guidance of $320-$330 million) for fiscal 2005. Several factors have contributed to the deviation from the projections underlying the Company’s October 2005 guidance.

The principal reasons for the lowering of the revenue guidance from that previously communicated relate to:

Medicals Direct Group, whose 2005 revenues are now anticipated to be approximately $1.5 million below that previously projected, which management attributes to a decline in life insurance applications in the U.K. market in the last several months of 2005.

Heritage Labs, whose 2005 revenues are now anticipated to be approximately $0.9 million below that previously projected, reflecting Heritage Labs’ testing a lower than expected number of specimens in the fourth quarter of 2005.

Mid-America Agency Services (MAAS), whose 2005 revenues are now anticipated to be approximately $1.6 million below that previously projected, reflecting the processing of fewer than projected underwriting units on behalf of the large insurance company from which MAAS generates a significant portion of its revenues.

The Company’s lower guidance with respect to earnings (loss) per diluted share for fiscal 2005 also reflects approximately $2.1 million in selling, general and administrative (SG&A) costs not included in the Company’s projections in early October 2005. The most significant portion of these higher than anticipated SG&A costs relates to Medicals Direct Group. Other costs include increased communication charges associated with the upgrading of the Company’s data transmission media, increased depreciation charges related to the capitalization of projects completed in the fourth quarter of 2005, and finance consulting and executive officer search fees. In addition, the Company expects to incur an aggregate amount of approximately $1.9 million in severance charges, restructuring charges, executive relocation expenses and the write-off of certain business application software.

As reported in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2005, the Company’s management deemed it appropriate to test for impairment of goodwill of each of its two business segments as of September 30, 2005. Based on a consistently prepared analysis, the Company determined that its goodwill was not impaired as of September 30, 2005. The third quarter analysis indicated that if there were a decline in the fair value of either or both of its two business segments, management anticipated that the Company’s year-end impairment testing would likely result in the recognition of an impairment charge to goodwill that could be material. The Company retained an independent valuation firm to assist with the Company’s year-end 2005 testing of impairment of goodwill and intangible assets. The impairment review is not finalized, however, based on preliminary results of discounted cash flow and market approach valuation methodologies, management estimates that it will be required to recognize a material impairment charge in the fourth quarter of 2005.

The Company also announced that its Board of Directors voted on February 3, 2006, to suspend payment of cash dividends for 2006.

James Calver, newly appointed Chief Executive Officer of the Company, in reviewing the overall management structure of the Company, is pleased to announce that John Spenser, the Company’s Chief Operating Officer, has assumed the additional responsibility of managing the Company’s Claims Evaluation Division (CED). Daniel Ross has resigned as Executive Vice-President of the CED, with immediate effect.

With respect to today’s announcements, Mr. James Calver, commented, “We are now undertaking a thorough and active review of the entire business. I joined Hooper Holmes in January of this year because I believe the Company has a good base of products and clients and excellent long-term opportunities for growth. I look forward to setting out plans for repositioning the Company, including aligning our infrastructure and revenue base, over the coming months.”

The Company expects to report its fourth quarter and fiscal 2005 results on February 28, 2006 and hold its quarterly earnings conference call on March 1, 2006.

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-

looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the reorganization of the Company, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 6 2006, and the Company undertakes no duty to update this information unless required by law.